Exhibit 3.4

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

DTE ELECTRIC SECURITIZATION FUNDING I LLC

This Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of DTE Electric Securitization Funding I LLC (the “Company”), dated as of March 16, 2022 (this “Amendment”), is made and entered into by DTE Electric Company, as the sole equity member. Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Act”), and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 9, 2022 (the “LLC Agreement”);

WHEREAS, DTE Electric Company is the sole member of the Company;

WHEREAS, the undersigned desires to amend the LLC Agreement as set forth herein, and any conditions to amending the LLC Agreement set forth in the LLC Agreement have been satisfied; and

WHEREAS, no Securitization Bonds (as defined in the LLC Agreement) are Outstanding (as defined in the LLC Agreement).

NOW, THEREFORE, intending to be legally bound, the undersigned hereby agrees as follows:

I.    AMENDMENTS.

A.    Section 1.02(a) of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    The sole Member of the Company shall be DTE Electric Company, a Michigan corporation, or any successor as sole member pursuant to Sections 1.02(c), 6.06 and 6.07. The registered office and registered agent of the Company in the State of Delaware as of the date hereof are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Member may change said registered office and agent from one location to another in the State of Delaware. The Member shall provide notice of any such change to each Indenture Trustee.”

B.    Section 1.07 of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 1.07    Limited Liability Company Agreement; Certificate of Formation. This LLC Agreement shall constitute a “limited liability company agreement” within the meaning of the LLC Act. Timothy J. Lepczyk, as an authorized person within the meaning of the LLC Act, has caused a certificate of formation of the Company to be executed and filed in the office of the Secretary of State of the State of Delaware on July 22, 2021, and Jill Cilmi, as an authorized person within the meaning of the LLC Act, has caused a certificate of amendment to the certificate of formation of the Company to be executed and filed in the office of the Secretary of State of the State of Delaware on February 15, 2022 (such executions and filings being hereby ratified and approved in all respects). Upon such filings, their powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the LLC Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company as provided in the LLC Act.”

II.    MISCELLANEOUS.

A.    Successors and Assigns. All covenants and agreements contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

B.    Full Force and Effect. Except to the extent modified hereby, the LLC Agreement shall remain in full force and effect.

C.    Applicable Law. This Amendment shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

D.    Effectiveness of Amendment. This Amendment shall be effective as of the date first written above.

E.    Severability of Provisions. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

MEMBER:

DTE ELECTRIC COMPANY

By:	/s/ Lisa A. Muschong
	Name:	Lisa A. Muschong
	Title:	Vice President, Corporate Secretary and Chief of Staff